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Exhibit 10.10

DITECH COMMUNICATIONS CORPORATION

LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT is entered into as of August 7, 2002, by and between COMERICA BANK-CALIFORNIA ("Bank") and DITECH COMMUNICATIONS CORPORATION ("Borrower").

RECITALS

        Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

        The parties agree as follows:

        1.    DEFINITIONS AND CONSTRUCTION.

          1.1    Definitions.    As used in this Agreement, the following terms shall have the following definitions:

            "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

            "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

            "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

            "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

            "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

            "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

            "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

            "Closing Date" means the date of this Agreement.

            "Code" means the California Uniform Commercial Code.

            "Collateral" means the property described on Exhibit A attached hereto subject to Section 4.1.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

            "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

            "Credit Extension" means each Advance, Equipment Advance, Letter of Credit (as defined in Section 2.1(c)), FX Forward Contract (as defined in Section 2.1(d)), use of credit card services under Section 2.1(e) hereof or any other extension of credit by Bank for the benefit of Borrower hereunder.

            "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

            "Daily Balance" means the amount of the Obligations owed at the end of a given day.

            "Equipment" means all present and future machinery, equipment, test equipment, tenant improvements, furniture, fixtures, vehicles, tools, servers, computers, parts and attachments in which Borrower has any interest.

            "Equipment Advance" has the meaning set forth in Section 2.1(b).

            "Equipment Line" means a credit extension of up to Five Million Dollars ($5,000,000).

            "Equipment Maturity Date" means January 7, 2006.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            "Event of Default" has the meaning assigned in Article 8.

            "FX Reserve" has the meaning assigned in Section 2.1(d).

            "GAAP" means generally accepted accounting principles as in effect from time to time.

            "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

            "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

            "Intellectual Property Collateral" means all of Borrower's right, title, and interest in and to the following:

            (a)  Copyrights, Trademarks and Patents;

            (b)  Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

            (c)  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

            (d)  Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

            (e)  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

            (f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

            (g)  All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

            "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

            "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

            "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

            "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

            "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

            "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank's security interests in the Collateral.

            "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

            "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

            "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

            "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

            "Permitted Indebtedness" means:

            (a)  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

            (b)  Indebtedness existing on the Closing Date and disclosed in the Schedule;

            (c)  Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $250,000 in the aggregate at any given time;

            (d)  Subordinated Debt;

            (e)  Indebtedness to trade creditors incurred in the ordinary course of Borrower's business;

            (f)    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

            (g)  Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (h)  Indebtedness to Subsidiaries provided such Indebtedness is subordinated to Borrower's Obligations to Bank under the Loan Documents; and

            (i)    Contingent Obligations of Borrower consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Borrower in respect of transactions entered into in the ordinary course of business, provided that such guarantees (and other credit support) shall not at any time exceed $100,000 in the aggregate.

            "Permitted Investment" means:

            (a)  Investments existing on the Closing Date disclosed in the Schedule;

            (b)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank's money market accounts;

            (c)  Investments consisting of notes receivable or, prepaid royalties and other credit extensions to customers and suppliers who are not Affiliates, in the ordinary course of business which do not exceed $100,000 in the aggregate at any given time;

            (d)  Investments which do not exceed $250,000 in the aggregate consisting of (i) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

            (e)  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

            (f)    Investments in Borrower's Subsidiaries provided that (i) such Indebtedness is subject to Section 7.14 of this Agreement and (ii) no such Investments are permitted following the occurrence and during the continuance of an Event or Default or if after giving effect to such Investments an Event of Default could occur;

            (g)  Investments consisting of repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements, provided that no Event of Default has occurred, is continuing, or would exist after giving effect to the repurchases and further provided that in no event shall such repurchases exceed $300,000 in the aggregate during the term of this Agreement;

            (h)  Investments received in connection with Permitted Transfers;

            (i)    Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology, or the providing of technical support provided that the aggregate amount of Borrower's Investments in such joint ventures or strategic alliances do not exceed $500,000 during the term of this Agreement; and

            (j)    Investments not otherwise permitted by Section 7.7 of this Agreement not exceeding $100,000 in the aggregate outstanding at any time.

            "Permitted Liens" means the following:

            (a)  Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

            (b)  Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

            (c)  Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of leasing or financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

            (d)  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

            (e)  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.8 or any other provisions of this Agreement;

            (f)    Leases or subleases and non-exclusive licenses and sublicenses granted to others in the ordinary course of Borrower's business, not interfering in any material respect with the business of Borrower and its Subsidiaries;

            (g)  Deposits or Liens in the ordinary course of business under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

            (h)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

            (i)    Liens of materialmen, mechanics, warehousemen, carriers or other similar Liens arising in the ordinary course of Borrower's business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; and

            (j)    Liens in favor of other financial institutions arising in connection with Borrower's accounts held at such institutions, subject to the terms of this Agreement.

            "Permitted Transfers: has the meaning set forth in Section 7.1.

            "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

            "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

            "Quick Assets" means, at any date as of which the amount thereof shall be determined, the unencumbered, unrestricted cash and cash-equivalents, net billed trade accounts receivable and investments with maturities not to exceed 90 days, of Borrower determined in accordance with GAAP.

            "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

            "Revolving Facility" means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

            "Revolving Line" means a credit extension of up to Two Million Dollars ($2,000,000).

            "Revolving Maturity Date" means the day before the first anniversary of the Closing Date.

            "Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

            "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

            "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

            "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

            "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

            "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

          1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

        2.    LOAN AND TERMS OF PAYMENT.

          2.1    Credit Extensions.

            Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

            (a)    Revolving Advances.

                (i)  Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line minus each of (i) the aggregate face amount of all outstanding Letters of Credit, (ii) the FX Reserve and (iii) the aggregate limit of corporate credit cards issued under the Corporate Credit Card Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

              (ii)  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower's deposit account.

            (b)    Equipment Advances.

                (i)  Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through January 7, 2003, Bank agrees to make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") to Borrower in an aggregate amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, test equipment, servers and computers approved by Bank from time to time (which Borrower shall, in any case, have purchased within ninety (90) days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense.

              (ii)  Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3, and shall be payable monthly on the first day of each month so long as any Equipment Advances are outstanding. Any Equipment Advances that are outstanding on January 7, 2003 shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued interest, beginning on February 7, 2003, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

              (iii)  When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.

            (c)    Letters of Credit Sublimit.

                (i)  Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued standby or commercial letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount not to exceed the Revolving Line minus the aggregate amount of the outstanding Advances (including, but not limited to, Advances outstanding under the Foreign Exchange Sublimit and the Corporate Credit Cards Sublimit) at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed Five Hundred Thousand Dollars ($500,000) at any time. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrower hereby agrees to execute, including Bank's standard fee equal to one percent (1.00% per annum) of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

              (ii)  The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

            (d)    Foreign Exchange Sublimit.    Provided that there is availability under the Revolving Line and the One Million Dollar ($1,000,000) sublimit under the Revolving Facility (the "Foreign Exchange Sublimit"), Borrower may enter into foreign exchange forward contracts with the Bank not to exceed an aggregate amount of Ten Million Dollars ($10,000,000) under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (each, an "FX Forward Contract"). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the Foreign Exchange Sublimit (which is a maximum of One Million Dollars ($1,000,000)). Availability under the Revolving Line and the Foreign Exchange Sublimit for the Revolving Facility shall be reduced by the Bank's exposure in connection with all outstanding FX Forward Contracts (collectively, the "FX Reserve"). Bank may terminate and/or demand cash security for the FX Forward Contracts if an Event of Default occurs or upon or after the Revolving Maturity Date. The terms and conditions (including repayment and fees) of such FX Forward Contracts shall be subject to the terms and conditions of the Bank's standard forms of application and agreement for FX Forward Contracts, which Borrower agrees to execute as a condition precedent to Bank's entry into any FX Forward Contract. Notwithstanding any of the foregoing, in no event shall the aggregate amount of all FX Forward Contracts entered into by Bank be such that the FX Reserve exceeds an amount approved by Bank in Bank's sole discretion.

            (e)    Corporate Credit Cards Sublimit.    Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards from Bank with an aggregate limit not in excess of One Hundred Thousand Dollars ($100,000) (the "Credit Card Sublimit"), provided that availability under the Revolving Line and the Credit Card Sublimit shall be reduced by the aggregate limit of such credit cards, plus any other amounts owing by

    Borrower to Bank under this Section 2.1(e). Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such credit cards shall be subject to the terms and conditions of the Bank's standard forms of credit card application and agreement, which Borrower hereby agrees to execute as a condition precedent to Bank's extension of credit under the Credit Card Sublimit. Bank may terminate the corporate credit cards at any time and all credit card services extended under this Section 2.1(e) shall terminate on or before the Revolving Maturity Date unless Borrower secures in cash the aggregate limit of any outstanding credit cards on terms acceptable to Bank.

          2.2    [Intentionally omitted.]

          2.3    Interest Rates, Payments, and Calculations.

            (a)    Interest Rates.

              (i)    Advances.    Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one quarter of one percent (0.25%) per annum above the Prime Rate.

              (ii)    Equipment Advances.    Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half of one percent (0.50%) per annum above the Prime Rate.

            (b)    Late Fee; Default Rate.    If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

            (c)    Payments.    Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, and with notice to Borrower in the ordinary course of Bank's business, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

            (d)    Computation.    In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.4    Crediting Payments.    Except when an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. When an Event of Default occurs and is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.5    Fees.    Borrower shall pay to Bank the following:

            (a)    Facility Fee.    On the Closing Date, a Facility Fee equal to Seventeen Thousand Five Hundred Dollars ($17,500) (Twelve Thousand Five Hundred Dollars ($12,500) of which is on account of the Equipment Line and Five Thousand Dollars ($5,000) of which is on account of the Revolving Line), all of which shall be nonrefundable; and

            (b)    Bank Expenses.    On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, within fifteen (15) days of the due date.

                2.6    Additional Costs.    In case any change after the date hereof in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

            (a)  subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

            (b)  imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

            (c)  imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.7    Term.    This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

        3.    CONDITIONS OF LOANS.

          3.1    Conditions Precedent to Initial Credit Extension.    The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

            (a)  this Agreement;

            (b)  a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

            (c)  a UCC financing statement (DE);

            (d)  agreement to provide insurance;

            (e)  payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

            (f)    compliance with Section 6.7 of this Agreement (banking relationships and minimum balance);

            (g)  a payoff letter or UCC lien terminations from BankBoston N.A.;

            (h)  current financial statements of Borrower; and

            (i)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2    Conditions Precedent to all Credit Extensions.    The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

            (a)  timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

            (b)  the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

        4.    CREATION OF SECURITY INTEREST.

          4.1    Grant of Security Interest.    Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and Permitted Liens, such security interest constitutes a valid security interest in the presently existing Collateral, and will constitute a valid security interest in Collateral acquired after the date hereof. Notwithstanding the foregoing provisions of this Section 4.1, the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include (a) "intent-to-use" trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United State Patent and Trademark Office or otherwise, or (b) any contract, instrument or chattel paper in which Borrower has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9407(a) or 9408(a) of the Code or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall automatically include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Bank's unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any Accounts, general intangibles, payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper; and provided further that any property financed by Bank will at all times constitute "Collateral".

          4.2    Delivery of Additional Documentation Required.    Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          4.3    Right to Inspect.    Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

          4.4    Termination of Security Interest.    Upon the indefeasible payment in full of all of Borrower's obligations to Bank under the Loan Documents and the completion of any other obligations of Borrower to Bank required under the Loan Documents, Bank shall, at the cost and expense of Borrower, execute and deliver to Borrower all such documents and instruments that are necessary to evidence termination of this Agreement and the security interests granted hereunder, subject to Section 12.7 of this Agreement.

        5.    REPRESENTATIONS AND WARRANTIES.

        Borrower represents and warrants as follows:

          5.1    Due Organization and Qualification.    Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

          5.2    Due Authorization; No Conflict.    The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

          5.3    No Prior Encumbrances.    Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

          5.4    Bona Fide Accounts.    The Accounts are bona fide existing obligations. Borrower has not received notice of actual or imminent Insolvency Proceeding of any material account debtor.

          5.5    Merchantable Inventory.    All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

          5.6    Intellectual Property Collateral.    Borrower is the sole owner or licensee of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower's rights as a licensee of intellectual property do not give rise to more than ten percent (10%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

          5.7    Name; Location of Chief Executive Office.    Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower's Inventory and Equipment is located only at the location set forth in Section 10 hereof.

          5.8    Litigation.    Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

          5.9    No Material Adverse Change in Financial Statements.    All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

          5.10    Solvency, Payment of Debts.    Borrower is solvent and able to pay its debts (including trade debts) as they mature.

          5.11    Regulatory Compliance.    Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could result in Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, nor as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has

  complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

          5.12    Environmental Condition.    Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law or where such noncompliance could not reasonably be expected to have a Material Adverse Effect; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

          5.13    Taxes.    Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those taxes being contested in good faith with adequate reserves under GAAP.

          5.14    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

          5.15    Government Consents.    Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could reasonably be expected to have a Material Adverse Effect.

          5.16    Accounts.    None of Borrower's nor any Subsidiary's property is maintained or invested with a Person other than Bank except in accordance with the terms of this Agreement.

          5.17    Full Disclosure.    No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. Bank recognizes that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

        6.    AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

          6.1    Good Standing.    Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

          6.2    Government Compliance.    Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

          6.3    Financial Statements, Reports, Certificates.    Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred (100) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower's intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright.

          Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

          Bank shall have a right from time to time hereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted during regular business hours and no more often than every six (6) months unless an Event of Default has occurred and is continuing.

          6.4    Inventory; Returns.    Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

          6.5    Taxes.    Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A.,

  F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

          6.6    Insurance.

            (a)  Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

            (b)  All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies or binders of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

          6.7    Accounts and Minimum Balance.    Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository and operating accounts with Bank. Borrower shall maintain a minimum balance of Ten Million Dollars ($10,000,000) in a money market account with Bank at all times.

          6.8    Quick Ratio.    Borrower shall maintain at all times, measured as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities plus, to the extent not already included therein, all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower to Bank, less deferred revenue, of at least 2.00 to 1.00.

          6.9    Effective Tangible Net Worth.    Borrower shall maintain at all times, measured as of the last day of each fiscal quarter, an Effective Tangible Net Worth of not less than Seventy Five Million Dollars ($75,000,000) plus fifty percent (50%) of all proceeds received by Borrower on or after the Closing Date from Subordinated Debt and/or the sale or issuance of its equity securities. "Effective Tangible Net Worth" as used herein means Tangible Net Worth minus Total Liabilities.

          6.10    Minimum Liquidity.    Borrower shall maintain at all times, measured as of the last day of fiscal quarter, a balance of unrestricted cash and cash equivalents of not less than Thirty Million Dollars ($30,000,000), (Ten Million Dollars ($10,000,000) of which shall be maintained in a money market account with Bank at all times in accordance with Section 6.7 of this Agreement).

          6.11    Registration of Intellectual Property Rights.

            (a)  Borrower shall promptly (but without incurring any additional expense) register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) all registerable intellectual property rights Borrower that are material to the Borrower's business that Borrower has developed as of the date of this Agreement but heretofore failed to register, within forty (40) days of the date of this Agreement, (ii) those additional Patents, Copyrights and Trademarks that are material to the Borrower or which give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service (including without limitation major revisions or additions to the intellectual property rights). Borrower shall give Bank notice of all such applications or registrations.

            (b)  Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

            (c)  Borrower shall (i) protect, defend and maintain the validity and enforceability of its material Trademarks, Patents and Copyrights, (ii) use reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

            (d)  Bank may audit Borrower's Intellectual Property Collateral during regular business hours to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

          6.12    Further Assurances.    At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

        7.    NEGATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

          7.1    Dispositions.    Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property including, but not limited to, the Intellectual Property Collateral, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; or (v) Transfers to Borrower's Subsidiaries subject to Section 7.14 of this Agreement (each of the foregoing in subsections (i), (ii), (iii) and (iv) of this Section 7.1 are the "Permitted Transfers").

          7.2    Change in Business; Change in Control or Executive Office.    Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank's prior written consent, change the date on which its fiscal year ends.

          7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its

  Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which the sole consideration is Borrower's stock, Borrower is the surviving entity, and, after giving effect to such transaction, there is no Change in Control and (ii) transactions in which a Subsidiary merges with another Subsidiary, provided in each case that at the time of any such transaction an Event of Default has not occurred which is continuing and no Event of Default would exist after giving effect to any such transaction.

          7.4    Indebtedness.    Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

          7.5    Encumbrances.    Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

          7.6    Distributions.    Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may (a) pay dividends in the form of capital stock and (b) repurchase the stock of former employees pursuant to stock repurchase agreements, in each case as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

          7.7    Investments.    Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

          7.8    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          7.9    Subordinated Debt.    Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          7.10    Inventory and Equipment.    Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

          7.11    Compliance.    Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable

  Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

          7.12    Negative Pledge Agreements.    Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower's or such Subsidiary's property.

          7.13    Intellectual Property Agreements.    Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Borrower's rights and interests in any property included within the definition of the Intellectual Property Collateral acquired under such contracts.

          7.14    Subsidiaries.    Notwithstanding any other provisions of this Agreement to the contrary, Borrower shall not allow the total aggregate amounts of all (a) Investments in Subsidiaries, or (b) sales, leases, or transfers of assets to Subsidiaries pursuant to Section 7.1 of this Agreement (collectively, the "Subsidiary Transactions"), in each case individually or in the aggregate, to exceed One Million Dollars ($1,000,000) during the term of this Agreement. In no event shall the Subsidiary Transactions occur following the occurrence and during the continuance of an Event or Default, or if after giving effect to such Subsidiary Transaction, an Event of Default could occur.

        8.    EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

          8.1    Payment Default.    If Borrower fails to pay, when due, any of the Obligations;

          8.2    Covenant Default.    If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

          8.3    Material Adverse Effect.    If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

          8.4    Attachment.    If any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

          8.5    Insolvency.    If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

          8.6    Other Agreements.    If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000); or which could reasonably be expected to have a Material Adverse Effect;

          8.7    Subordinated Debt.    If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

          8.8    Judgments.    If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) in excess of insurance coverage (provided that a claim therefore has been tendered to and accepted by the applicable insurance carrier and as to which coverage is undisputed) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

          8.9    Misrepresentations.    If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

        9.    BANK'S RIGHTS AND REMEDIES.

          9.1    Rights and Remedies.    Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

            (a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

            (b)  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

            (c)  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

            (d)  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may reasonably designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

            (e)  Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

            (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

            (g)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

            (h)  Bank may credit bid and purchase at any public sale; and

            (i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

          9.2    Power of Attorney.    Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 to perfect or continue the perfection of Bank's security interest regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

          9.3    Accounts Collection.    Upon the occurrence and during the continuance of and Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Upon the occurrence and during the continuance of and Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          9.4    Bank Expenses.    If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5    Bank's Liability for Collateral.    So long as Bank complies with reasonable banking practices consistent with Section 9207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

          9.6    Remedies Cumulative.    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7    Demand; Protest.    Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

        10.    NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Ditech Communications Corporation 825 East Middlefield Road Mountain View, CA 94043 Attn: Chief Financial Officer FAX: (650) 564-9591
If to Bank:	Comerica Bank-California 9920 S. La Cienega Blvd., Suite 1401 Inglewood, CA 90301 Attn: Manager FAX: (310) 338-6110
with a copy to:	Comerica Bank-California 226 Airport Parkway 1st Floor M/C 4120 San Jose, CA 95110 Attn: Robert R. Shutt, First Vice-President FAX: (408) 451-8568

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        12.    GENERAL PROVISIONS.

          12.1    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          12.2    Indemnification.    Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3    Time of Essence.    Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5    Amendments in Writing, Integration.    Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

          12.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7    Survival.    All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

          12.8    Confidentiality.    In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, provided that they are subject to the same confidentiality restrictions as Bank, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank because it was disclosed to Bank by a third party provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DITECH COMMUNICATIONS CORPORATION
By:	/s/ WILLIAM J. TAMBLYN
Title:	Vice President Finance and CFO
COMERICA BANK-CALIFORNIA
By:	/s/ BOB SHUTT
Title:	First Vice President

DEBTOR	DITECH COMMUNICATIONS CORPORATION

SECURED PARTY:	COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

FOR WORKING CAPITAL ADVANCES: DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M. PACIFIC TIME

FOR EQUIPMENT / TERM ADVANCES:  DEADLINE FOR PROCESSING IS 3:00 P.M. PACIFIC TIME THREE (3) BUSINESS DAYS PRIOR TO ADVANCE DATE

TO: TECHNOLOGY AND LIFE SCIENCES DIVISION	DATE:

FAX #: 650-846-6840 Attn: Compliance	TIME:

FROM:	DITECH COMMUNICATIONS CORPORATION
CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$
PRINCIPAL INCREASE (ADVANCE/EQUIPMENT ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance or Equipment Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK-CALIFORNIA

FROM:	DITECH COMMUNICATIONS CORPORATION

The undersigned authorized officer of DITECH COMMUNICATIONS CORPORATION hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements	Quarterly within 50 days	Yes	No
Annual (CPA Audited)	FYE within 100 days	Yes	No
10K and 10Q	(annually and quarterly, as applicable)	Yes	No
A/R Audit	Initial and Semi-Annual	Yes	No
IP Report	Quarterly within 30 days	Yes	No
Total amount of Borrower’s cash and investments	Amount: $________	Yes	No
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $________	Yes	No

Financial Covenant	Required	Actual		Complies

Maintain at all times (measured on a Quarterly Basis):
Minimum Quick Ratio	2.00:1.00		:1.00	Yes	No
Minimum “Effective Tangible Net Worth”	$75,000,000 *	$		Yes	No
Minimum Liquidity (please explain below)[1]	$30,000,000	$		Yes	No
Amount in money market account with Comerica Bank-California		$
Amount in Monarch Account		$
Amount in T-Bills		$
_____________________		$
_____________________		$
Borrower’s Total Liquidity
Maintain at all times:	$	$		Yes	No
Cash in money market account(s) with Comerica Bank-California	$10,000,000	$		Yes	No

*  Borrower shall maintain at all times, measured as of the last day of each fiscal quarter, an Effective Tangible Net Worth of not less than Seventy Five Million Dollars ($75,000,000) plus  fifty percent (50%) of all proceeds received by Borrower on or after the Closing Date from Subordinated Debt and / or the sale or issuance of its equity securities.  “Effective Tangible Net Worth” as used herein means Tangible Net Worth minus Total Liabilities.

Comments Regarding Exceptions: See Attached.
BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness  (Section 1.1)

Permitted Investments  (Section 1.1)

                Loan to Robert Devencenzi (an employee of Ditech Communications Corporation) in January, 2002 in the aggregate principal amount of $750,000, which is due on November 1, 2004.

Permitted Liens  (Section 1.1)

Inbound Licenses  (Section 5.6)

Prior Names  (Section 5.7)

                1.             DITECH MERGER CORPORATION;

                2.             PHONE, INC.; AND

                3.             AUTOMATED CALL PROCESSING CORPORATION, INC.

                4.             DITECH CORPORATION

Litigation  (Section 5.8)

Environmental Condition (Section 5.12)

                None

Subsidiaries  (Section 5.14)

                1.             Atmosphere Networks Australia, a wholly owned subsidiary of Borrower

                2.             Altamar Australia, a wholly owned subsidiary of Borrower

                3.             Ditech Communications LTD, a wholly owned subsidiary of Borrower

CORPORATE RESOLUTIONS TO BORROW

Borrower:	DITECH COMMUNICATIONS CORPORATION

I, the undersigned Secretary or Assistant Secretary of DITECH COMMUNICATIONS CORPORATION (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

William J. Tamblyn	Vice President Finance & CFO	/s/ William J. Tamblyn

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Comerica Bank-California (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of August 7, 2002 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Foreign Exchange.  To execute foreign exchange agreements and other related documents pertaining to Bank’s issuance of foreign exchange contracts.

Credit Card Services.  To execute credit card services applications and other related documents pertaining to Bank’s credit card services.

1

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on August 7, 2002, and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ William J. Tamblyn, Secretary

2

COMERICA BANK-CALIFORNIA

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

Revolver

Name(s): DITECH COMMUNICATIONS CORPORATION	Date: August 7, 2002

$	credited to deposit account No. ___________ when Advances are requested by Borrower

Amounts paid to others on your behalf:
$5,000	to Comerica Bank-California for Loan Fee
$	to Comerica Bank-California for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$2,000,000	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.

/s/ William J. Tamblyn
Signature	Signature

1

COMERICA BANK-CALIFORNIA

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

Equipment Loan

Name(s): DITECH COMMUNICATIONS CORPORATION	Date: August 7, 2002

$	credited to deposit account No. ___________ when Advances are requested by Borrower

Amounts paid to others on your behalf:

$12,500	to Comerica Bank-California for Loan Fee
$	to Comerica Bank-California for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$5,000,000	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.

/s/ William J. Tamblyn
Signature	Signature

2

AGREEMENT TO PROVIDE INSURANCE

TO:	COMERICA BANK-CALIFORNIA	Date: August 7, 2002
attn: Collateral Operations, M/C 4604
9920 South La Cienega Blvd, 14th Floor
	Inglewood, CA 90301	Borrower: DITECH COMMUNICATIONS CORPORATION

In consideration of a loan in the amount of $7,000,000, secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Comerica Bank-California as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.             Fire and extended coverage in an amount sufficient to cover:

(a)           The amount of the loan, OR

(b)           All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.             Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Comerica Bank-California, or any other form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent Calco                                                                Telephone No.:650-295-4600

Agent’s Address:2000 Alameda de los Pulgos, San Mateo, Ca 94403

Signature of Obligor:	/s/ William J. Tamblyn
Signature of Obligor:

FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:

Person Spoken to:

Policy Number:

Effective From:	To:

Verified by:

3

COMERICA BANK-CALIFORNIA
Member FDIC	AUTOMATIC DEBIT AUTHORIZATION
Revolver

To: Comerica Bank-California

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of DITECH COMMUNICATIONS CORPORATION for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

X	Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

X	Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ William J. Tamblyn	August 7, 2002

4

COMERICA BANK-CALIFORNIA
Member FDIC	AUTOMATIC DEBIT AUTHORIZATION
Equipment Loan

To: Comerica Bank-California

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of DITECH COMMUNICATIONS CORPORATION for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

X	Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

X	Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ William J. Tamblyn	August 7, 2002

5

DEBTOR:	DITECH COMMUNICATIONS CORPORATION

SECURED PARTY:	COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO UCC-1 FINANCING STATEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

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  Exhibit 10.10
LOAN AND SECURITY AGREEMENT